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NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc. Announces Risk Management
and Financial Reporting Restructuring
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, JULY 2, 2009. Citizens First Bancorp, Inc. (“Company”) (NASDAQ:CTZN), the holding company for CF Bancorp, a Michigan savings bank (the “Bank”) today announced a restructuring within its management. “This restructuring is designed to strengthen the Company’s risk management function, as well as our internal control over financial reporting,” said Marshall J. Campbell, the Company’s Chief Executive Officer.
     The following appointments have been confirmed by the board of directors:
     Timothy G. Blazejewski, CPA, age 45, was appointed Chief Investment Officer for the Bank on June 25, 2009. In addition to his investment responsibilities, Mr. Blazejewski will be responsible, subject to the direct supervision by the Chief Financial Officer, for the Company’s SEC reporting on forms 10-K and 10-Q. Mr. Blazejewski will continue to sit on the Asset and Liability Committee, and will be responsible for the risk management functions related to ALCO/Market. Mr. Blazejewski joined the Company on April 14, 2008, with over 19 years of management experience in the financial institutions industry. He served as Chief Investment Officer for Republic Bancorp Inc. from 1995 until soon after its acquisition by Citizens Banking Corp., in 2007. In that capacity, Mr. Blazejewski researched, analyzed and consulted with executive management on fixed income investments and other earning asset and interest bearing liability needs. He was responsible for proposing and executing fixed income investment transactions within the bank affiliate’s $1.2 billion investment portfolio. He negotiated, contracted and oversaw portfolio loan sales in order to mitigate interest rate risk and credit risk inherent in the financial statements. He also carried out management responsibility for Republic’s ongoing stock repurchase program. Mr. Blazejewski also served in the roles of Internal Audit Manager, Assistant Controller and Corporate Controller for Republic Bancorp Inc. over the period from 1988 to 1995. After the acquisition of Republic, by Citizens Banking Corp., Mr. Blazejewski served as Chief Financial Officer of HomeBanc, a nationally chartered, full service, de novo, commercial bank, from September of 2007 until joining the Company in April of 2008.
     Richard Miller, age 50, joined the Company in 2008, and was appointed Chief Accounting Officer for the Bank on June 25, 2009. As Chief Accounting Officer for the Company, Mr. Miller’s responsibilities will include management of Company’s accruals of

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revenue and expenses, management of treasury related activities and analysis of the Company’s liquidity. Mr. Miller has over 29 years of experience in the financial institutions industry. From 2005 until 2008 he served as chief financial officer for Bank of Birmingham. Prior to that he served for four years as a consultant with Plante & Moran, PLLC in their Financial Institutions group. He also served for three years as President at Community Central Bank; and for ten years as corporate treasurer and chief financial officer at First National Bank until its acquisition in 1995.
     In addition to the above appointments, the board of directors approved the creation of the position of Internal Auditor (to replace the existing Internal Audit Coordinator position) and named Darryl Renaud as Chief Credit Officer. The board of directors also expanded the duties of the Bank’s Compliance Officer to include responsibility for risk management issues as they relate to compliance matters.
     The board of directors also appointed the Company’s entire board of directors as the voting members of the Company’s Risk Management Committee, and appointed the following members of management as non-voting members of that committee:

Timothy D. Regan	Chief Financial Officer
Timothy G. Blazejewski	Chief Investment Officer (Risk Management/ALCO/Market)
David Speilburg	Compliance Officer (Risk Management/Compliance)
Darryl Renaud	Chief Credit Officer(Risk Management/Lending)
As Chief Executive Officer, Mr. Campbell was also authorized to appoint additional non-voting members of the Committee including a member to address operational risk management.
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About Citizens First Bancorp, Inc.
     CF Bancorp is a wholly owned subsidiary of Citizens First Bancorp, Inc. (NASDAQ: CTZN), a thrift holding company headquartered in Port Huron, Michigan. Founded in 1938, CF Bancorp is one of the largest community banks in southeast Michigan with 24 Banking Centers, 34 ATMs, and more than $1.9 billion in assets. CF Bancorp is a full-service bank offering a complete range of consumer and business banking products designed to achieve its customers’ financial goals.